Exhibit 10.1
Chairman of the Board Bonus Compensation Plan
The purpose of the Chairman of the Board Bonus Compensation Plan (the “Plan”) is to acknowledge and compensate the Chairman of the Board for the contributions that he makes both to the Board and the overall performance of Technology Solutions Company (the “Company”). The Plan becomes effective upon approval by the Compensation Committee on the date indicated in the approval section below.
1.	Bonus Compensation Award Dates:

March 15, 2008 March 15, 2009

2.	Performance Bonus Units Per Award Date:

March 15, 2008: 5,625 Performance Bonus Units March 15, 2009: 5,625 Performance Bonus Units

3.	Performance Multiplier:

Bonus	Performance Rating	Performance Multiplier
	Substandard Performance	0%
	Satisfactory Performance	100%
	Exceptional Performance	150%
Compensation Award Calculation Example:

				Bonus
	Performance		Performance	Compensation
Award Date	Bonus Units	Stock Price	Multiplier	Award Payment
March 15, 2008	5,625	$5.25	100%	$29,531.25
Terms and Conditions:
1.	A bonus compensation award is considered earned and payable on the bonus compensation award dates outlined above.

2.	The closing stock price on the compensation award dates outlined above will be used to calculate the bonus compensation award.

3.
The performance multipliers for the compensation bonus award will be determined collectively by the Governance Committee based on the Chairman of the Board’s performance in his role as Chairman and Technology Solutions Company financial performance, and will be applied accordingly to the bonus award compensation calculation.

4.
The Compensation Committee will draft, define and document the performance criteria used to determine the overall Performance Rating and, thus Performance Multiplier, will be used to calculate the bonus compensation award.

5.	In the event of a stock split, the Performance Bonus Units will be treated similarly to a share of stock and the amount will be adjusted accordingly.

6.
Notwithstanding any terms or conditions to the contrary, to the extent that a bonus compensation award remains outstanding upon a Change in Control, as defined in the Technology Solutions Company 1996 Stock Incentive Plan, all conditions and restrictions relating to the continued performance of services shall immediately lapse upon a Change in Control, and the bonus compensation award shall thereupon become fully earned and payable. In the event of a Change in Control, the Bonus Compensation Award will be calculated using the closing stock price on the date of the Change in Control and Performance Multiplier of Satisfactory Performance, 100%.

7.	The awards become null and void if the Chairman of the Board vacates his position for any reason, other than a Change in Control as outlined above, prior to the bonus compensation award date.

8.	Changes and/or amendments to the Chairman of the Board Bonus Compensation plan can only be made and approved by the Compensation Committee.